Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

MANDATORILY CONVERTIBLE

NON-VOTING PREFERRED STOCK, SERIES A

PAR VALUE $0.01 PER SHARE

OF

LENDINGCLUB CORPORATION

LENDINGCLUB CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103, 141 and 151 thereof, does hereby certify that:

In accordance with the resolutions of the Board of Directors of the Corporation (the “Board of Directors”) adopted at a meeting duly called and held on February 18, 2020, the provisions of the Restated Certificate of Incorporation, the Amended and Restated Bylaws of the Corporation (the “Bylaws”) and applicable law, the Board of Directors adopted the following resolution creating a series of Preferred Stock of the Corporation designated as “Mandatorily Convertible Non-Voting Preferred Stock, Series A”.

RESOLVED, that pursuant to the resolutions of the Board of Directors adopted at a meeting duly called and held on February 18, 2020, the General Corporation Law of the State Delaware, the Restated Certificate of Incorporation, and the Bylaws, the Board of Directors hereby establishes a series of Preferred Stock, par value $0.01 per share, of the Corporation and fixes and determines the designation, voting rights, preferences, redemption rights, qualifications, privileges, limitations and restrictions and special or relative rights thereof as follows:

Section 1.Designation and Rank. (a) There is hereby created out of the authorized and unissued shares of preferred stock (the “Preferred Stock”) of the Corporation a series of preferred stock designated as the “Mandatorily Convertible Non-Voting Preferred Stock, Series A” (hereinafter called the “Series A Preferred Stock”). The maximum number of shares of the Series A Preferred Stock shall be 1,200,000. The Series A Preferred Stock shall rank pari passu with the common stock of the Corporation (the “Common Stock”), as set forth herein, and junior to any other series of Preferred Stock that is issued by the Corporation from time to time unless so designated in such series of Preferred Stock as to rights upon liquidation, winding-up or dissolution of the Corporation and as to rights to dividends; provided, however, that upon liquidation, winding-up or dissolution of the Corporation the Series A Preferred Stock shall have the $0.01 preference set forth in Section 7(a). Shares of the Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The Corporation shall be required to issue fractional shares of Series A Preferred Stock if requested in writing by any holder of shares of Series A Preferred Stock entitled thereto and may, in its discretion, issue fractional shares of Series A Preferred Stock.

(b) Converted Stock Amount. For the purposes of this Certificate of Designations, “Converted Stock Amount” shall mean one hundred (100) shares of Common Stock for each share of Series A Preferred Stock, adjusted as provided for herein. If the Corporation subdivides, splits or reclassifies its outstanding Common Stock into a greater number of shares, including by way of a dividend or distribution of Common Stock, or combines, consolidates or reclassifies its outstanding Common Stock into a smaller number of shares, the Converted Stock Amount shall, concurrently with the effectiveness of such event, be appropriately and proportionately adjusted as if such subdivision, split, reclassification, combination or consolidation applied to the shares of Common Stock represented by the Converted Stock Amount except as otherwise adjusted for pursuant to Section 2(a) or Section 4(a)(iii).

Section 2.Dividends.

(a) Payment of Dividends; Certain Adjustments. The holders of Series A Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, out of funds legally available therefor, dividends or distributions of the same amount, in an identical form of consideration and at the same time, including declaration, record and payment or distribution dates, as those dividends or distributions that would have been payable on the number of shares of Common Stock equal to the Converted Stock Amount such that holders of the Common Stock shall not receive a dividend or distribution unless an identical dividend or distribution (as described above) is also made to the Series A Preferred Stock holders based on the Converted Stock Amount; provided that, the foregoing shall not apply to any dividend or distribution payable in shares of Common Stock that results in an adjustment in the Converted Stock Amount pursuant to Section 1(b), and provided further that, if any dividend or distribution is payable in rights or warrants to subscribe for Common Stock or purchase Common Stock pursuant to a conversion feature in a debt or equity security or otherwise shall be declared on the Common Stock, the corresponding dividend or distribution payable on the Series A Preferred Stock shall consist of an identical right or warrant except that it shall be to acquire the number of shares of Series A Preferred Stock or Preferred Stock identical to the Series A Preferred Stock, in each case with an aggregate Converted Stock Amount equal to the number of shares of Common Stock that would then be subject to such right or warrant. Each declared dividend or distribution shall be payable to holders of record as provided in the Bylaws on the same record date for the payment of the corresponding dividends and distributions to the holders of the Common Stock.

(b) Dividend Rate. The Series A Preferred Stock shall have no set dividend rate.

(c) Priority as to Dividends. The Series A Preferred Stock shall rank junior, with regard to dividends, to any other series of Preferred Stock that is issued by the Corporation from time to time unless so designated in such series of Preferred Stock. The Series A Preferred Stock shall have the same priority, with regard to dividends, as the Common Stock as set forth herein.

Section 3.Certain Rights.

(a) No Voting Rights. Except as from time to time expressly required by applicable law or pursuant to this Section 3, the Series A Preferred Stock shall have no voting rights.

(b) Consent on Certain Amendments. Notwithstanding paragraph (a) of this Section 3, and in addition to any other vote expressly required by law, the affirmative vote or consent of the holders of a majority of the outstanding shares of the Series A Preferred Stock, voting separately as a class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be required to amend, alter or repeal (including by means of a merger, consolidation or otherwise) any provision of the Restated Certificate of Incorporation (including this Certificate of Designations) or the Bylaws that significantly and adversely affects the rights, preferences or privileges of the Series A Preferred Stock set forth herein (which vote or consent shall not be required, for the avoidance of doubt, for any Reorganization Event in connection with which the Series A Preferred Stock is treated as provided in Section 4). Without limitation of the foregoing sentence, a Reorganization Event in which the Series A Preferred Stock is not converted or is not otherwise treated as provided in Section 4 shall for all purposes be deemed to be an event that significantly and adversely affects the rights, preferences or privileges of the Series A Preferred Stock set forth herein, and the approval of any such Reorganization Event shall require the vote or consent of the holders of the Series A Preferred Stock that is set forth in the foregoing sentence.

(c) Repurchase of Common Stock. If the Corporation makes (i) an offer to repurchase shares of Common Stock from all of the holders thereof, or (ii) a tender offer for any shares of Common Stock, the Corporation shall also offer to repurchase or make a tender offer for, as applicable, shares of Series A Preferred Stock pro rata based upon the Converted Stock Amount immediately prior to such repurchase and otherwise on terms which would provide the holders of the Series A Preferred Stock consideration and other terms equivalent to the terms offered to the holders of Common Stock assuming the Series A Preferred Stock were so converted.

Section 4.Reorganization Events. (a) In the event of: (i) any consolidation, merger or other similar business combination of the Corporation with or into another person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another person; (ii) any sale, transfer, lease or conveyance to another person of all or substantially all of the property and assets of the Corporation, or any subsidiary with assets in excess of 50% of the total assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another person; (iii) any change, including by reorganization or reclassification, of the Common Stock into securities, including securities other than the Common Stock; or (iv) any statutory exchange of the outstanding shares of the Common Stock for securities of another person (other than in connection with a consolidation, merger or acquisition) (any such event specified in this Section 4(a), a “Reorganization Event”), then, subject to Section 4(c), the holder of each share of the Series A Preferred Stock outstanding immediately prior to such Reorganization Event, effective as of the consummation of such Reorganization Event, shall automatically receive for such share of Series A Preferred Stock the type and amount of securities, cash and other property receivable in such Reorganization Event by a holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of the number of shares of Common Stock into which the share of the Series A Preferred Stock would then be convertible based on the Converted Stock Amount (such securities, cash and other property, the “Exchange Property”).

(b) In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in any such Reorganization Event, holders of the Series A Preferred Stock shall have the same election privileges and rights as the holders of the Common Stock, as if they had converted all of their Series A Preferred Stock into Common Stock (based on the Converted Stock Amount) immediately prior to the election deadline.

(c) In the event that the Exchange Property consists of “voting securities” for bank regulatory purposes (“Voting Securities”), and the issuer of such securities is subject to such regulations, the holder of Series A Preferred Stock will receive in lieu of such Voting Securities a substantially identical non-“voting security” equivalent.

(d) Notwithstanding anything to the contrary in this Section 4 or otherwise in this Certificate of Designations, the Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement entitles holders of the Series A Preferred Stock to receive the consideration provided in this Section 4.

Section 5.Conversion. (a) Each share of Series A Preferred Stock shall, without any further action of any person, be automatically converted into fully paid and non-assessable shares of Common Stock effective immediately after the consummation of the transfer thereof (the “Mandatory Conversion Time”) to an unaffiliated third party in a Permissible Transfer (as defined below) by the holder thereof (a “Mandatory Conversion”). The number of shares of Common Stock into which a share of Series A Preferred Stock shall be convertible shall be the Converted Stock Amount, provided that cash will be paid in lieu of fractional shares in accordance with Section 10 hereof.

“Permissible Transfer” means (i) a widespread public distribution, including pursuant to Rule 144 under the Securities Act of 1933, as amended, (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of the outstanding securities of any class of Voting Securities of the Corporation (including pursuant to a related series of transfers), (iii) a transfer to a transferee that would control 50% or more of the Voting Securities of the Corporation without any transfer from the transferor, and (iv) a transfer to the Corporation.

(b) For the avoidance of doubt, the holders of shares of Series A Preferred Stock shall not be permitted to convert such shares into any other class of the Corporation’s share capital, except pursuant to this Section 5.

Section 6.Conversion Procedures. (a) As promptly as practicable following any Permissible Transfer, the holder of the Series A Preferred Stock that has been transferred, or its representative, shall provide written notice to the Corporation and/or its representative of the related Mandatory Conversion (such notice, a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion shall state, as appropriate:

(i) the Mandatory Conversion Time applicable to such transfer;

(ii) the number of shares of Common Stock to be issued in connection with such Mandatory Conversion; and

(iii) the name in which shares of Common Stock issued upon such Mandatory Conversion should be registered or certificates for shares of Common Stock should be issued, as the case may be.

(b) As promptly as practicable, but in any event no later than three (3) business days following delivery of the Notice of Mandatory Conversion, with respect to such shares of Series A Preferred Stock as to which a Mandatory Conversion shall have occurred, the Corporation shall issue and deliver, or caused to be issued and delivered, shares of Common Stock in book entry form, to the extent reasonably practicable, or, if the issuance and delivery of shares of Common Stock in book-entry form is not reasonably practicable or if requested by such holder, certificates representing shares of Common Stock, to the recipient thereof or such recipient’s designee and, if required by the Corporation, furnishing appropriate transfer documents and the payment of all transfer and similar taxes.

(c) Effective immediately prior to the Mandatory Conversion Time with respect to any share of Series A Preferred Stock, dividends shall no longer be declared on any such converted share of Series A Preferred Stock and such share of Series A Preferred Stock shall cease to be outstanding, in each case, subject to the right of the holder to receive any payments to which such holder is otherwise entitled pursuant to Section 2, Section 4, Section 5 or Section 10 hereof, as applicable.

(d) Prior to the Mandatory Conversion Time with respect to any share of Series A Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of, such share of Series A Preferred Stock shall not be deemed outstanding for any purpose, and the holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series A Preferred Stock.

(e) Shares of Series A Preferred Stock duly converted in accordance with Section 5 of this Certificate of Designations will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Corporation may, from time to time, take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock; provided, however, that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Series A Preferred Stock below the sum of the number of shares of Series A Preferred Stock then outstanding plus the number of shares of Series A Preferred Stock issuable upon exercise of then outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

(f) The person or persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon Mandatory Conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the applicable Mandatory Conversion Time with respect thereto. In the event that a holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon the Mandatory Conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the holder and in the manner shown on the records of the Corporation.

Section 7.Liquidation Rights; Priority. (a) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation and after any payment required to be made to any holders of any other series of Preferred Stock that is issued by the Corporation from time to time unless so designated in such series of Preferred Stock, but before any payment is made to the holders of the Common Stock or other shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock upon liquidation, dissolution or winding-up, whether such assets are capital or surplus, an amount per share of Series A Preferred Stock equal to $0.01 per share and, thereafter, upon liquidation, dissolution or winding-up of the affairs of the Corporation the holders of Series A Preferred Stock shall participate on a pari passu basis with the Common Stock in an amount per share of Series A Preferred Stock equal to the amount that a holder of the number of shares of Common Stock equal to the Converted Stock Amount would be entitled to receive in connection with such liquidation, dissolution or winding-up, assuming such shares of Common Stock were outstanding and no more. After payment of such full amount, the holders shall not be entitled to any further participation.

(b) None of a merger, consolidation or other business combination of the Corporation into or with any other corporation, nor the merger, consolidation or business combination of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this Section 7.

(c) Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than 30 days prior to the payment date stated therein, to the holders at their respective addresses as the same shall appear on the books of the Corporation.

Section 8.Maturity. The Series A Preferred Stock shall have no maturity date and shall be perpetual until converted in accordance with this Certificate of Designations.

Section 9.Redemption. (a) The Series A Preferred Stock shall not be redeemable at the option of the holder or the Corporation. Notwithstanding the foregoing, nothing contained herein shall prohibit the Corporation from repurchasing or otherwise acquiring shares of Series A Preferred Stock in voluntary transactions with the holders thereof; provided, however, that, if at any time the Corporation shall be a bank holding company under the Bank Holding Company Act of 1956, as amended, the Corporation may not repurchase or otherwise acquire shares of Series A Preferred Stock without the prior approval of the Board of Governors of the Federal Reserve System if so required.

(b) The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.

Section 10.Fractional Shares. (a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any Mandatory Conversion pursuant to Section 5 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price (defined below) of the Common Stock determined as of the second Trading Day (defined below) immediately preceding the Mandatory Conversion Time.

“Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the New York Stock Exchange (“NYSE”) on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the NYSE on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained and paid by the Corporation for this purpose.

“Trading Day” means a day on which the shares of Common Stock (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(c) If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

Section 11.Reservation of Common Stock. (a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding, provided that if at any time the number of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Series A Preferred Stock, the Corporation will take such action as may, based on the advice of its outside counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

(b) All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances (other than liens, charges, security interests, charges and other encumbrances created by the holders).

(c) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

Section 12.Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 13.Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Corporation’s transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 14.Other Rights. The shares of Series A Preferred Stock will not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as expressly set forth herein or in the Restated Certificate of Incorporation of the Corporation or as provided by applicable law. The holders of the Series A Preferred Stock shall not have any preemptive rights.

Section 15.Book Entry Shares. To the extent reasonably practicable, the Corporation shall issue shares of Series A Preferred Stock in book entry form through the book-entry facilities of The Depository Trust Company or the Corporation’s transfer agent for the Series A Preferred Stock.

Section 16.Miscellaneous. (a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three business days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to its office at 595 Market Street, Suite 200, San Francisco, California 94105, Attn: Brandon Pace, e-mail: bpace@lendingclub.com, or (ii) if to any holder, to such holder at the address of such holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c) The Corporation will not, by voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the prompt carrying out of all the provisions hereof, including the provisions of Section 5 and Section 6, and in the taking of all such actions as may be necessary or appropriate in order to protect the adjustment and conversion rights of the holders of the Series A Preferred Stock against impairment.

Section 17.Restatement of Certificate. On any restatement of the Restated Certificate of Incorporation of the Corporation, Section 1 through Section 16 of this Certificate of Designations shall be included in Article IV of the Restated Certificate of Incorporation under the heading “Mandatorily Convertible Non-Voting Preferred Stock, Series A” and this Section 17 may be omitted. If the Board of Directors so determines the number of Section 1 through Section 16 may be changed for convenience of reference or for any other proper purpose.

IN WITNESS WHEREOF, LENDINGCLUB CORPORATION has caused this Certificate to be signed by Scott Sanborn, its Chief Executive Officer, this 18th day of February, 2020.

LENDINGCLUB CORPORATION

By	/s/ Scott Sanborn